                                  AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER


         THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER ("Amendment") is made and entered into as of May 1, 1999, by and among D'ARTAGNAN ASSOCIATES, INC., a Delaware corporation ("APG Sub"), AUTOMOTIVE PERFORMANCE GROUP, INC., a Delaware corporation ("APG"), D'ARTAGNAN ASSOCIATES, INC., a California corporation ("D'Artagnan") and the shareholders of D'Artagnan (individually, a "Shareholder" and collectively, the "Shareholders").


                                   WITNESSETH

         WHEREAS, pursuant to that certain Agreement and Plan of Merger entered into as of May 1, 1999 (the "Agreement"), D'Artagnan merged with and into APG Sub, a wholly-owned subsidiary of APG;

         WHEREAS, the respective boards of directors of APG, APG Sub and D'Artagnan have determined that the amendment of certain provisions of the Agreement, in order to more properly reflect the intentions of the parties and upon the terms and subject to the conditions set forth in this Amendment, is advisable, and have approved said amendments in accordance with the terms and conditions set forth herein; and

         WHEREAS, APG, D'Artagnan and the Shareholders desire to amend the Agreement as hereinafter provided.

         NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

A. Section 3.1 of the Agreement is hereby deleted in its entirety and the following is hereby inserted in its place and stead:

         3.1 Merger Consideration. On the Effective Date, by virtue of the Merger and subject to the conditions set forth in Article VIII hereof:

                  (a) The record shareholders of each of the outstanding shares of D'Artagnan Common Stock shall become entitled to receive ten thousand (10,000) shares of APG Common Stock, representing in the aggregate 1,000,000 shares of APG Common Stock.

                  (b) The record shareholders of each of the outstanding shares of D'Artagnan Common Stock shall also become entitled to receive an additional ten thousand (10,000) shares of APG Common Stock, representing in the aggregate an additional 1,000,000 shares of APG Common Stock ("Contingent Stock"), subject to the following conditions:
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                           (i) A total of 250,000 shares of the Contingent Stock
(2,500 shares of APG Common Stock for each share of D'Artagnan Common Stock) will become available for release to the Shareholders on each of August 1, 2000, August 1, 2001, August 1, 2002 and August 1, 2003 (each a "Release Date" and collectively the "Release Timetable").

                           (ii) Subject to the Release Timetable, the Contingent
Stock will be released to the Shareholders only if on any date after the date of this Agreement, the closing price of APG Common Stock, as quoted on any generally recognized exchange or quotation system that lists the APG Common Stock, is at least $2.40 per share (the "Trigger Price"). If the Trigger Price is attained on any date after any Release Date(s), then any shares subject to such prior Release Date(s) shall be released to the Shareholders on the date the Trigger Price is attained. Any shares subject to release on any Release Date(s) after the date the Trigger Price is attained shall be released to the Shareholders on such subsequent Release Date(s).

                           (iii) Notwithstanding the foregoing provisions of
this Section 3.1(b), in the event of a sale or other disposition (whether by merger, reorganization, liquidation or otherwise) of substantially all of the stock or assets of APG ("Capital Event"), all Contingent Stock shall be released to the Shareholders immediately prior to the Capital Event.

                           (iv) Upon the satisfaction of any of the conditions
set forth in this Section 3.1(b), APG shall issue to the Shareholders, pro-rata in accordance with their respective ownership of D'Artagnan Common Stock, certificates evidencing the Contingent Stock so released.

                           (v) Notwithstanding any provisions of this Section
3.1(b) to the contrary, the Shareholders' rights with respect to the Contingent Stock at all times after the date of this Agreement shall include, without limitation, the right to vote the Contingent Stock and all dividend rights with respect to the Contingent Stock, as if the Contingent Stock were fully released and issued to the Shareholders pro-rata in accordance with their respective ownership of D'Artagnan Common Stock. If APG pays any dividends with respect to APG Common Stock prior to the actual release and issuance of all of the Contingent Stock to the Shareholders, then APG shall deposit the Shareholders' proportionate entitlement to such dividends with respect to any unreleased Contingent Stock in a separate bank for the benefit of the Shareholders. Any such dividends shall thereafter be released to the Shareholders in accordance with the release of such unreleased Contingent Stock under the foregoing provisions of this Section 3.1(b).

                  (c) Each share (if any) of D'Artagnan Common Stock then held in the treasury of D'Artagnan shall be cancelled, and no payment shall be paid nor other consideration received with respect thereto.

                  (d) Each share of APG Common Stock and each share of the common stock of APG Sub issued and outstanding on the Effective Date shall remain issued and outstanding.




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B. Except as amended hereby, all other provisions of the Agreement are ratified and confirmed.

C. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, APG, D'Artagnan and the Shareholders have caused this Amendment to be executed as of the date first written above by their respective officers and representatives thereunto duly authorized.

                                   AUTOMOTIVE PERFORMANCE GROUP, INC.


                                   By: /s/ Carl Walker
                                       -----------------------------------------

                                   Its: Secretary
                                       -----------------------------------------
ATTEST:


--------------------------------

                                   D'ARTAGNAN ASSOCIATES, INC.,
                                   a Delaware corporation

                                   By: /s/ Carl Walker
                                       -----------------------------------------


ATTEST:                            Its: Secretary
                                       -----------------------------------------

--------------------------------


                                   D'ARTAGNAN ASSOCIATES, INC.,
                                   a California corporation

                                   By:
                                       -----------------------------------------
                                       Dean M. Willard


ATTEST:                            Its: President
                                       -----------------------------------------

--------------------------------
Rebecca J. Willard, Secretary




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                                   ---------------------------------------------
                                   DEAN M. WILLARD


                                   WILLARD CHILDREN'S TRUST


                                   By:
                                       -----------------------------------------
                                       Dean M. Willard, Co-Trustee

                                   By:
                                       -----------------------------------------
                                       Rebecca J. Willard, Co-Trustee



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